Exhibit 2.1

PLAN OF LIQUIDATION AND DISSOLUTION OF XCORPOREAL OPERATIONS, INC.

This Plan of Liquidation and Dissolution (the “Plan”) is intended to accomplish the dissolution and liquidation of Xcorporeal Operations, Inc., a Delaware corporation (the “Company”), in accordance with Section 275 and other applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”).

1.  Approval and Adoption of Plan.

This Plan shall be effective when all of the following steps have been completed:

(a) Resolutions of the Company’s Board of Directors: The Company’s Board of Directors (the “Board”) shall have adopted a resolution or resolutions with respect to the following:

(i) Complete Liquidation and Dissolution:  The Board shall deem it advisable for the Company to be dissolved and liquidated completely.

(ii) Adoption of the Plan:  The Board shall approve this Plan as the appropriate means for carrying out the complete dissolution and liquidation of the Company.

(iii) Sale and Distribution of Assets:  The Board shall determine that, as part of the Plan (but not as a separate matter arising under Section 271 of the DGCL), it is deemed expedient and in the best interests of the Company (x) subject to the approval of the Company’s stockholders at a special or annual meeting of the stockholders of the Company called for such purpose by the Board (the “Stockholder Approval”), to sell all or substantially all of the Company’s assets to Fresenius USA, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Fresenius Medical Care Holdings, Inc. (the “Asset Sale”), and transfer the proceeds of the Asset Sale and any of the Company’s assets remaining after the Asset Sale (collectively, the “Remaining Assets”) and all liabilities and obligations of the Company remaining on the date of dissolution of the Company (collectively, the “Remaining Liabilities”) to the Liquidating Trust (as defined below) or (y) if Stockholder Approval is not obtained, to sell or distribute to stockholders all or substantially all of the Company’s property and assets, if any, in order to facilitate liquidation and distribution to the Company’s creditors and stockholders, as appropriate.

(b) Adoption of this Plan by the Company’s Stockholders.  This Plan, including the dissolution of the Company and those provisions authorizing the Board (x) subject to Stockholder Approval, to proceed with the Asset Sale and transfer to the Liquidating Trust of the Remaining Assets or (y) to sell or distribute to stockholders all or substantially all of the Company’s assets in connection therewith, shall have been approved by the holders of a majority of the voting power of the outstanding capital stock of the Company entitled to vote thereon at a special or annual meeting of the stockholders of the Company called for such purpose by the Board. The date of such approval shall be referred to in this Plan as the “Approval Date.”

2.  Dissolution and Liquidation Period.

Once the Plan is effective, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable:

(a) the filing of a Certificate of Dissolution of the Company (the “Certificate of Dissolution”) pursuant to Section 275 of the DGCL specifying the date (no later than ninety (90) days after the filing) upon which the Certificate of Dissolution shall become effective (the “Effective Date”), and the completion of all actions that may be necessary, appropriate or desirable to dissolve the Company;

(b) the cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL;

(c) the negotiation and consummation of sales and conversion of all of the assets and properties of the Company remaining after the Asset Sale into cash and/or other distribution form, including the assumption by the purchaser or purchasers of any or all liabilities of the Company;

(d) the taking of all actions required or permitted under the dissolution procedures of Section 281(b) of the DGCL; and

(e) the (i) payment or making reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company; and (ii) making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and (iii) making of such provision as shall be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten years after the date of dissolution. Provided that (x) the Stockholder Approval shall have been obtained, the Approval Date shall have occurred and a Certificate of Dissolution shall have been filed with respect to the Company as provided in Section 275(d) of the DGCL, the Remaining Assets and all Remaining Liabilities and any unexpended amounts remaining in the Contingency Reserve (as defined below) shall be transferred to the Liquidating Trust described in Section 8 below no later than 90 calendar days of the Approval Date for purposes of satisfying such Remaining Liabilities and the distribution of the funds and assets of the Company, if any, to its stockholders pursuant to the terms of the Liquidating Trust, this Plan and the DGCL or (y) if the Stockholder Approval is not obtained, the Approval Date shall have occurred and a Certificate of Dissolution shall have been filed with respect to the Company as provided in Section 275(d) of the DGCL, any unexpended amounts remaining in the Contingency Reserve (defined below) and the distribution of the remaining funds, assets and properties of the Company, if any, to its stockholders no later than the tenth anniversary of the Approval Date (the “Final Distribution Date”).

Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the foregoing steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law.

In addition, notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 281(b) of the DGCL, and the adoption of the Plan by the stockholder of the Company as provided in Section 1 above shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Sections 280 and 281(a) thereof.

3.  Authority of Officers and Directors.

After the Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Delaware law. The Board may appoint officers, hire employees and retain independent contractors and advisors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, shall be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan by the stockholders of the Company as provided in Section 1 above shall constitute the approval by the Company’s stockholders of the Board’s authorization of the payment of any such compensation.

The adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) (x) subject to Stockholder Approval, to proceed with the Asset Sale and to transfer the Remaining Assets and Remaining Liabilities to the Liquidating Trust or (y) otherwise to sell, dispose, convey, transfer and deliver all of the assets and properties of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL; and (iv) (x) for the Trustee or for the Board, as applicable, to distribute any properties and assets of the Company and all remaining funds pro rata to the stockholders of the Company’s common stock in accordance with the respective number of shares then held of record as of Effective Date.

4.  Conversion of Assets Into Cash and/or Other Distributable Form.

Subject to approval by the Board and the consummation of the Asset Sale, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to (i) collect all sums due or owing to the Company, (ii) sell and convert into cash and/or other distributable form of all the remaining assets and properties of the Company, if any, and (iii) out of the assets and properties of the Company, pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 2 above, including all expenses of the sales of assets and of the dissolution and liquidation provided for by the Plan.

The adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for the Asset Sale, subject to Stockholder Approval, or for any sale, exchange or other disposition of the properties and assets of the Company contemplated by the Plan, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all such contracts for sale, exchange or other disposition. The Company may invest in such interim assets as determined by the Board in its discretion, pending conversion to cash or other distributable forms.

5.  Professional Fees and Expenses.

It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its Certificate of Incorporation and Bylaws, as amended and/or restated, or the DGCL or otherwise.

In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services, including accountants and tax advisors, to the Company in connection with the Asset Sale, subject to Stockholder Approval, and the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

6.  Indemnification.

The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation and Amended and Restated Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder, including without limitation directors’ and officers’ liability coverage.

7.  Liquidating Distributions.

Subject to the terms of Section 8 of this Plan in the event Stockholder Approval is obtained and the Asset Sale is consummated, liquidating distributions, if any, shall be made from time to time after the filing of the Certificate of Dissolution as provided in Section 2 above and adoption of this Plan by the stockholders to the stockholders of record, at the close of business on such date (or pursuant to the terms of the Liquidating Trust, to the stockholders of record as of the close of business on the Effective Date), pro rata to stockholders of the Company’s common stock in accordance with the respective number of shares then held of record; provided that in the opinion of the Board or the Trustee, as applicable, adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale and distribution of assets and liquidation of the Company). Liquidation distributions shall be made in cash or in kind, including in stock of, or ownership interests in, subsidiaries of the Company and remaining assets of the Company, if any. Such distributions may occur in a single distribution or in a series of distributions, in such amounts and at such time or times as the Board or the Trustee, as applicable, in its absolute discretion, and in accordance with Section 281 of the DGCL, may determine; provided, however, that the Company shall complete the distribution of all its properties and assets to its stockholders as provided in this Section 7 or to the Liquidating Trust as provided in Section 8 below as soon as practicable following the filing of its Certificate of Dissolution with the Secretary of State of the State of Delaware and in any event on or prior to the Final Distribution Date.

If and to the extent deemed necessary, appropriate or desirable by the Board or the Trustee, as applicable, in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company and other obligations of the Company (a “Contingency Reserve”), including, without limitations, (i) tax obligations, (ii) all expenses of the sale of the Company’s property and assets, if any, (iii) the salary, fees and expenses of members of the Board, management and employees, (iv) expenses for the collection and defense of the Company’s property and assets, (v) the expenses described in Sections 3, 5 and 6 above and (vi) all other expenses related to the dissolution and liquidation of the Company and the winding-up of its affairs. Any unexpended amounts remaining in a Contingency Reserve shall be transferred to the Liquidating Trust described in Section 8 below or distributed to the Company’s stockholders no later than the Final Distribution Date.

As provided in Section 12 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. Subject to Stockholder Approval, the adoption of the Plan by the stockholders of the Company as provided in Section 1 above shall constitute full and complete authority for the making by the Board of all distributions contemplated in this Section 7.

8.  Liquidating Trusts.

Subject to Stockholder Approval and the consummation of the Asset Sale, the Company will transfer the Remaining Assets and all Remaining Liabilities to a liquidating trust established for the benefit of the Company’s stockholders (the “Liquidating Trust”), which assets, subject to the satisfaction of all Remaining Liabilities, would thereafter be sold or distributed on terms approved by the Trustee (as defined below). In addition, in the event the Company has not completed the distribution of its assets and properties to stockholders as provided in Section 7 above on or prior to the Final Distribution Date, all the remaining funds, properties, and assets of the Company and all interests therein including any Contingency Reserve shall be transferred to one or more liquidating trusts. Any liquidating trusts established pursuant to this Section 8 shall exist for the principal purpose of liquidating and distributing the assets and properties transferred to them, and for the sole benefit of the Company’s stockholders. Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset or property cannot be effected without the consent of a governmental authority or third party, no such distribution or transfer shall be effected without such consent.

The liquidating trusts shall be established pursuant to trust agreements to be entered into with one or more directors, officers or third party individuals or entities appointed by the Board on behalf of the stockholders to act as trustees thereunder (the “Trustee”) in a form approved by the Board and compliant in all material respects with applicable Internal Revenue Service guidelines treating such liquidating trusts as liquidating trusts for U.S. federal income tax purposes. Any Trustee so appointed, in its capacity as trustee, shall assume all of the obligations and liabilities of the Company with respect to the transferred assets, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities relating to these transferred assets, and any such conveyances to the Trustee shall be in trust for the stockholders of the Company. Further, any conveyance of assets to any liquidating trust established pursuant to this Section 8 shall be deemed to be a distribution of property and assets by the Company to the stockholders holding a beneficial interest in the liquidating trust for the purposes of Section 7 of this Plan. Any such conveyance to any liquidating trust shall be in trust for the stockholders of the Company holding a beneficial interest in the liquidating trust. Upon a determination by the Trustee of such liquidating trust that all of the trust’s liabilities have been satisfied, but in any event, not more than ten years from the date of its creation, such liquidating trust shall, to the fullest extent permitted by law, make a final distribution of any remaining assets to the holders of the beneficial interests of the trust.

(x) With the exception of the Company having not completed the distribution of its assets and properties to stockholders as provided in Section 7 above on or prior to the Final Distribution Date, in which case the adoption of the Plan by approval of the stockholders of the Company as provided in Section 1 above, or (y) the adoption of the Plan and the Asset Sale by approval of the stockholders of the Company as provided in Section 1 above, if applicable, shall constitute full and complete appointment of the Trustee and the transfer of any assets by the Company to the liquidating trusts as contemplated in this Section 8.

9.  Unallocated Stockholders.

Any cash or other property held for distribution to stockholders of the Company who have not, at the time of the final liquidation distribution, whether made to stockholders pursuant to Section 7 above or to the Liquidating Trustees pursuant to Section 8 above, been located shall be transferred to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. Such cash or other property shall thereafter be held by such person(s) solely for the benefit of and ultimate distribution, but without interest thereon, to such former stockholder or stockholders entitled to receive such assets, who shall constitute the sole equitable owners thereof, subject only to such escheat or other laws as may be applicable to unclaimed funds or property, and thereupon all responsibilities and liabilities of the Company or any Trustee with respect thereto shall be satisfied and exhausted. In no event shall any of such assets revert to or become the property of the Company.

10.  Amendment, Modification or Abandonment of Plan.

If for any reason the Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan and all actions contemplated thereunder, including the Asset Sale or the proposed dissolution of the Company, notwithstanding stockholder approval of the Asset Sale or the Plan, to the extent permitted by the DGCL; provided, however, that the Board shall not abandon the Plan following the filing of the Certificate of Dissolution without first obtaining stockholder consent. Upon the abandonment of the Plan, the Plan shall be void.

11.  Cancellation of Stock and Stock Certificates.

At the time of the final liquidating distribution, whether made to stockholders of the Company pursuant to Section 7 above or to the Trustees pursuant to Section 8 above, the Company may call upon the stockholders to surrender to the Company the certificates that represented their shares of stock. In the event that the final liquidating distribution is made to a Trustee pursuant to Section 8 above, at the time of such final liquidating distribution, the Trustee shall generally notify the record holders of shares of stock on the Effective Date of their respective percentage beneficial interests in the assets held by the Trustee. Following the Effective Date, the Company shall no longer permit or effect transfers of any of its stock.

12.  Liquidation under Code Sections 331 and 336.

It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder.

13.  Filing of Tax Forms.

The appropriate officers of the Company are authorized and directed, within thirty (30) days after the effective date of the Plan, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.